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                   Universal Stainless & Alloy Products, Inc.
               600 Mayer Street o Bridgeville, Pennsylvania 15017

                           CONTACT:        Richard M. Ubinger
                                           Vice President of Finance,
                                           Chief Financial Officer and Treasurer
                                           (412) 257-7606
     FOR IMMEDIATE RELEASE
                                           Comm-Partners LLC
                                           June Filingeri
                                           (203) 972-0186

      Universal Stainless Submits Bid for Fort Wayne Plant of Slater Steel

     BRIDGEVILLE, PA, February 4, 2004 -- Universal Stainless & Alloy Products, Inc. (Nasdaq:USAP) reported today that it has submitted a bid, in accordance with procedures approved by the U.S. Bankruptcy Court, to purchase the assets of the idled Fort Wayne, Indiana specialty steel bar facility of Slater Steels Corporation, the U.S. subsidiary of Slater Steel Inc. (TSX:SSI), of
Mississsauga, Ontario, Canada. The Company's bid of $3,190,000 has been submitted in order to participate in the auction scheduled for February 11. Both Slater Steel Inc. and Slater Steels Corporation filed for bankruptcy protection in 2003. The Company noted that because of its strong balance sheet, it has the flexibility to finance the proposed acquisition with its own cash, through borrowings or through other sources.

     Mac McAninch, President and Chief Executive Officer of Universal Stainless, commented: "Acquiring the Fort Wayne facility is a strategic opportunity for our company. It would expand our offering of specialty steel products, including round bar products up to 8 inches in diameter. If our bid is successful, we plan to use these assets in a manner consistent with our other acquisitions and the operating philosophy of our company."

About Universal Stainless & Alloy Products, Inc.

     Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to original equipment manufacturers, service centers, forgers, rerollers and wire redrawers.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the potential acquisition of the idled facility in Fort Wayne, Indiana, limited operating history of Dunkirk Specialty Steel LLC, risks associated with the receipt, pricing and timing of future customer orders, risks related to the financial viability of customers, risks associated with the manufacturing process and production yields, and risks related to property, plant and equipment. Certain of these risks and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.